EX-99.B(e)(2)

SCHEDULE A
TO THE
DISTRIBUTION AGREEMENT
BETWEEN
SEI EXCHANGE TRADED FUNDS,
SEI INVESTMENTS DISTRIBUTION CO.
AND
SEI INVESTMENTS MANAGEMENT CORPORATION
AS OF MARCH 30, 2022 AS AMENDED JULY 31, 2024 AND JUNE 1, 2025

List of Funds

SEI Enhanced U.S. Large Cap Quality Factor ETF

SEI Enhanced U.S. Large Cap Momentum Factor ETF

SEI Enhanced U.S. Large Cap Value Factor ETF

SEI Enhanced Low Volatility U.S. Large Cap ETF

SEI Select Small Cap ETF

SEI Select International Equity ETF

SEI Select Emerging Markets Equity ETF

SEI Liquid Alternative ETF

IN WITNESS WHEREOF, the Company and Distributor have each duly executed this Agreement, as of the day and year above written.

SEI EXCHANGE TRADED FUNDS		SEI INVESTMENTS DISTRIBUTION CO.
By:	/s/ Stephen MacRae	By:	/s/ Jason McGhin
Name:	Stephen MacRae	Name:	Jason McGhin
Title:	V.P.	Title:	COO
SEI INVESTMENTS MANAGEMENT CORPORATION, solely with respect to Section 7 herein
By:	/s/ James Smigiel
Name:	James Smigiel
Title:	Chief Investment Officer